Free writing prospectus dated July 31, 2024
Filed pursuant to Rule 433 of the Securities Act of 1993, as amended
Relating to Preliminary Prospectus dated July 30, 2024
Registration No. 333-279859

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. N as d a q : P MA X Investor P rese n tat io n J u l y 3 1 , 202 4

This presentation pertains to the proposed public offering of Class A ordinary shares (“Ordinary Shares”) of POWELL MAX LIMITED (the “Company”), an exempted company incorporated under the laws of the British Virgin Islands, which are being registered in the registration statement (“Registration Statement”) filed by the Company with the U . S . Securities and Exchange Commission (SEC) for the offering related to this presentation . The preliminary prospectus, which forms a part of the Registration Statement, may be accessed through the following link : https : //www . sec . gov/Archives/edgar/data/ 2012096 / 000101376224002501 /ea 0201090 - 11 . htm . The Registration Statement has not yet become effective . Before you invest, it is advisable to read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more comprehensive information about us and the offering . You can access these documents for free by visiting EDGAR on the SEC website at https : //www . sec . gov/Archives/edgar/data/ 2012096 / 000101376224002501 /ea 0201090 - 11 . htm . Alternatively, we or the representative of the underwriter will arrange to send you the prospectus if you contact WallachBeth Capital LLC, via email at cap - mkts@wallachbeth.com , or Powell Max Limited, via email at ir@janfp.com . This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates . The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation . This presentation contains estimates and other statistical data made by independent parties and by the Company relating to market size and growth and other data about our industry . This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates . In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk . We undertake no duty to update such estimates . This presentation contains forward - looking statements . All statements in this presentation, other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward - looking statements . In addition, from time to time, we or our representatives may make forward - looking statements orally or in writing . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the “Risk Factors” section of the Company’s preliminary prospectus filed on Form F - 1 . Furthermore, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . In evaluating these forward - looking statements, you should consider various factors, including our ability to change the direction of the Company, our ability to keep pace with new technology and changing market needs, and the competitive environment of our business . These and other factors may cause our actual results to differ materially from any forward - looking statement . Forward - looking statements are only predictions . Thus, you should not rely upon forward - looking statements as predictions of future events . The events and circumstances reflected in the forward - looking statements may not be achieved or occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations . D i sc l a i me r a n d Fo r w ar d - Loo k in g Statements I n v e s t o r Pr e s en t a t io n 2024 02 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

This free writing prospectus relates to the proposed initial public offering of the Class A Ordinary Shares, par value US $ 0 . 0001 per share, of Powell Max Limited, which are being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 2012096 / 000101376224002501 /ea 0201090 - 11 . htm . This presentation highlights basic information about the Company and the offering to which this presentation relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC website at https : //www . sec . gov/Archives/edgar/data/ 2012096 / 000101376224002501 /ea 0201090 - 11 . htm . Alternatively, we or our underwriter will arrange to send you the Registration Statement if you contact WallachBeth Capital LLC, Harborside Financial Center Plaza 5 , 185 Hudson Street, Ste 1410 , Jersey City, NJ 07311 , USA or via email at cap - mkts@wallachbeth . com or telephone at + 1 (646) 237 8585 . See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . I n v e s t o r Pr e s en t a t io n 2024 03 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. F re e Wr i t in g P r o s p ect u s Statements

Content 1) Offering Summary 2) Company Overview 3) Business Model 4) Industry Overview 5) Competitive Strengths 6) Financial Highlights 7) Future Strategies 8) Use of Proceeds I n v e s t o r Pr e s en t a t io n 2024 04 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

01 Offe r in g S umm a r y I s s u er P o w e l l M a x Li m i t e d N u m b e r o f s h are s ou t s t a ndin g b e f o r e t hi s o ff er in g ( N o t e 1 ) 14 , 747 , 85 6 Or dina r y S ha r e s , in c lu d i n g : 12,747,856 Class A Ordinary Shares and 2,000,000 Class B Ordinary Shares Number of Shares Being Offered 1,650,000 Class A Ordinary Shares Over - allotment option: 15% Vot i n g P o w e r Cl a s s A Or dina r y S ha r e s : 1 v o t e pe r s ha r e Cl a s s B Or dina r y S ha r e s : 2 0 v o t e s pe r s ha r e Offering Type Initial Public Offering P r opo se d Li s t ing/Ti cke r T h e N a s da q S t o c k M a rk e t LL C (S t o c k Sym bo l : PMA X ) Offering Price per share U S D4 . 0 – US D 6.0 G r o s s P r o ce e d s USD6 , 600 , 00 0 – USD 9 , 900 , 0 0 0 I n v e s t o r Pr e s en t a t io n 2024 05 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Unde r w r iter WallachBeth Capital LLC (Note 2) Note 1: Includes the issuance of 597,856 Class A Ordinary Shares issuable prior to the trading of our Class A Ordinary Shares on Nasdaq under the promissory note (“Note”), at the assumed IPO price of $4.00 per Class A Ordinary Share. Note 2: WallachBeth Capital LLC is the sole underwriter, and Revere Securities LLC is the co - manager.

02 Company Overview I n v e s t o r Pr e s en t a t io n 2024 06 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

POWELL MAX LIMITED

# Company Profile

- financial printing
- corporate reporting
- communications
- language support

We are a holding company incorporated in the BVI with operations conducted by our Hong Kong subsidiary, JAN Financial Press Limited.

JAN

We engage in the provision of financial communications services that support capital market compliance and transaction needs for corporate clients and their advisors in Hong Kong.

Founded in 2019, our financial communications services cover a full range of financial printing, corporate reporting, communications and language support services from inception to completion, including typesetting, proofreading, translation, design, printing, electronic reporting, newspaper placement and distribution. We provide comprehensive services to help our clients to comply with their disclosure and reporting obligations, create, manage and deliver accurate and timely financial communications and manage transaction processes.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investor Presentation 2024 07

POWELL MAX LIMITED

# Our Customers


kidsland
盈健醫療
HUMAN HEALTH
中国联通
China unicom
RISUN
MORRIS
ANTA
SmarTone
ZHENGYE
華南城
China South City

Our clients consist of domestic and international companies listed on the Stock Exchange of Hong Kong (the "HK Stock Exchange") that are subject to the filing and reporting requirements under The Rules Governing the Listing of Securities on the HK Stock Exchange, the GEM Listing Rules on the HK Stock Exchange and the Securities and Futures Ordinance of Hong Kong (Chapter 571 of the Laws of Hong Kong), together with companies who are seeking to list on the HK Stock Exchange, as well as their advisors in Hong Kong. In addition, we also provide ancillary financial support services, such as the rental of conference room facilities, for our customers to fulfill their compliance needs.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investor Presentation 2024 08

C o r po r at e St r uctu r e 100% J A N F i n a n c i a l P res s L i m i te d (Incorporated in Hong Kong) P ow e l l M a x L i m ite d (Incorporated in the British Virgin Islands) I n v e s t o r Pr e s en t a t io n 2024 0 9 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

03 Business Model I n v e s t o r Pr e s en t a t io n 2024 10 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

POWELL MAX LIMITED

# Our Services

Our financial communications services include corporate financial communications services and IPO financial printing services.

## Corporate financial communications services

are the combination of financial printing services, publication and distribution of financial communications materials and corporate reporting services.

## IPO financial printing services

are provided to domestic and international companies who are seeking to list themselves on the HK Stock Exchange.




Office Portfolio

Global Offering

Global Offering

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investor Presentation 2024 11

# Our Process

POWELL MAX LIMITED

Set out below is a flow chart summarizing the usual workflow of our corporate financial communications services and IPO financial printing services business.

01 → 02 → 03

## Quotation and Pitching

- Quotation to customers
- Pitching new customers

## Production

- Design, typesetting and translation
- Quality control
- Bulk-printing

## Delivery

- Generating ESS compatible files
- Publication via ESS system
- Delivery of physical copies

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investor Presentation 2024 12

# Our Process

POWELL MAX LIMITED

**Quotation and pitching**

As we do not enter into long-term agreements with our customers, we issue standard quotations to customers upon their request prior to the provision of our services. Upon receipt of a customer's request for quotation, we will discuss the scope of our financial communications services with our customer based on their needs, demands and requests. We will then formulate the quotation in accordance with our pricing strategy. A full quotation including our price and payment terms will be sent to the customer for agreement. Upon the confirmation and acceptance by the customer, we will begin our production process.

**Production**

The production phase typically starts with the draft financial communications materials provided by the customer. Upon receipt of the customer's draft, we will begin the typesetting process. Our in-house staff will typeset the requested materials using third-party licensed software. In the meantime, if translation is requested, our staff will engage our external language support service providers to carry out the translation work. In addition, if any design or artwork is required, our in-house design team will perform such tasks simultaneously.

Upon completion of the typesetting, translation and design process, our in-house staffs will perform quality control checks which include proofreading of the typesetting materials and checking for inconsistencies between the original materials and the translated materials. Once the quality control checks have been completed, the typesetted version (together with designs, if any) of the draft financial communications materials will be sent to the customer for approval and/or further comments. If the customer does not have any further comments and signs off the materials, we will place an order with our external printing services providers to bulk-print such financial communications materials if a printed version is requested. Once the bulk-printing process has been completed, or, if no bulk-printing is requested, we will proceed to the delivery stage.

**Delivery**

Upon completion of the bulk-printing process, our external transportation service providers will pick up the printed materials from the printing factory operated by our printing services provider and delivery the materials to the requested destinations in accordance with the customer's instructions. In the meantime, or if no bulk-printing is requested, our in-house staff will generate the final version of the financial communications materials in accordance with the specifications under the ESS system. Once the final version is generated, our in-house staff will submit and publish such material on behalf of the customer through the ESS system.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investor Presentation 2024 13

04 I ndu s t r y Ove r vie w I n v e s t o r Pr e s en t a t io n 2024 14 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

I ndu s t r y a n d Ma r ke t D a t a This presentation includes statistical and other industry and market data that we obtained from industry publications and research, surveys, and studies conducted by third parties, as well as estimates by our management based on such data . None of these third parties are affiliated with us, and the information contained in this presentation has not been reviewed or endorsed by any of them . The market data and estimates used in this presentation involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates . Industry publications, research, surveys, studies, and forecasts generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed . Forecasts and other forward - looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward - looking statements in this presentation . While we believe that the information from these industry publications, surveys, and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those factors discussed under the section titled "Risk Factors" in our registration statement filed with the SEC . These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us . I n v e s t o r Pr e s en t a t io n 2024 15 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

According to the World Federation of Exchanges, the world’s equity market capitalization stood at US$111tn in 2023, representing an increase of 10.25% year - on - year (y - o - y) (2022: US$101tn) . Market size of the global equity markets 17% 19% 13% - 16% 25.00% 20.00% 140000000 120000000 100000000 80000000 60000000 40000000 20000000 0 15.00% 10% 10.00% 5.00% 0.00% - 5.00% - 10 . 00% - 15 . 00% - 20 . 00% 2018 2019 2020 2021 2022 2023 (Source: World Federation of Exchanges) W o r l d E qui t y M a r ke t Capitalisa t i o n ( U S $ M illi o n an d % y - o - y change ) The figure below shows the world’s equity market capitalization 2018 to 2023 (US$ Million and % y - o - y Change) I ndu s t r y an d M a r k et I n v e s t o r Pr e s en t a t io n 2024 16 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

I ndu s t r y an d M a r k et The number of listed companies in the world decreased from 58,927 in 2022 to 54,590 in 2023 , representing a decrease of 6.7% y - o - y . The decrease in number of listed companies is primarily due to the impending global economic slowdown. Market size of the global equity markets (con’d) 10 . 6% - 0.1% 4 . 4% - 2.0% 62000 60000 58000 56000 54000 52000 50000 48000 12.00% 10.00% 8.00% 6.00% 4.00% 2.00% 0.00% - 2.00% - 4.00% - 6.00% - 6.7% - 8.00% 201 8 201 9 202 0 202 1 202 2 2023 (Source: World Federation of Exchanges) N u m b e r o f Li ste d C o m p a ni e s a n d % y - o - y Chang e Number of Listed Companies and % y - o - y Change 17 The figure below shows the number of listed companies in the world See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

POWELL MAX LIMITED

# Industry Overview

The figure below shows the market capitalization of selected exchanges in the world (US$ Trillion)

Market Capitlisation of Selected Exchanges (US$ Million)



30,000,000.00
25,000,000.00
20,000,000.00
15,000,000.00
10,000,000.00
5,000,000.00

| | ASX Australian Securities Exchange | Hong Kong Exchanges and Clearing | Japan Exchange Group | Luxembourg Stock Exchange | Nasdaq - US | National Equities Exchange and Quotations | NYSE | Shanghai Stock Exchange | Shenzhen Stock Exchange | Singapore Exchange |
|---|---|---|---|---|---|---|---|---|---|---|
| 2018 | 1,262,800.27 | 3,819,215.40 | 5,296,811.10 | 49,482.64 | 9,756,836.14 | 0.00 | 20,679,476.91 | 3,919,420.26 | 2,405,459.50 | 687,257.16 |
| 2019 | 1,487,598.50 | 4,899,234.58 | 6,191,073.29 | 44,233.61 | 13,002,048.01 | 54,007.77 | 21,083,679.36 | 5,105,840.94 | 3,409,663.44 | 697,271.33 |
| 2020 | 1,720,556.18 | 6,130,420.43 | 6,718,219.55 | 51,567.66 | 19,060,372.31 | 62,300.67 | 22,509,489.46 | 6,975,970.45 | 5,238,495.15 | 652,614.66 |
| 2021 | 1,887,400.79 | 5,434,177.12 | 6,544,303.49 | 61,193.88 | 24,557,073.95 | 62,925.81 | 23,991,464.17 | 8,154,689.12 | 6,219,831.22 | 663,388.48 |
| 2022 | 1,679,171.93 | 4,566,809.06 | 5,380,475.46 | 50,896.86 | 16,237,594.40 | 44,003.11 | 24,060,385.92 | 6,724,470.89 | 4,700,872.09 | 619,361.68 |
| 2023 | 1,788,725.96 | 3,974,783.49 | 6,149,200.18 | 53,822.97 | 23,414,747.23 | 43,612.37 | 25,564,650.47 | 6,524,756.76 | 4,367,476.46 | 608,306.29 |

■2018 ■2019 ■2020 ■2021 ■2022 ■2023

(Source: World Federation of Exchanges)

## Market size of the equity market in Hong Kong

The market capitalization of the equity market in **Hong Kong recorded $3.9tn in 2023**, representing approximately 3.51% of the market capitalization in the world's equity markets. **The Nasdaq and the New York Stock Exchange recorded the market capitalization of $23.4tn and $25.6tn**, respectively, in 2023.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investor Presentation **2024** 18

05 Competitive Strengths I n v e s t o r Pr e s en t a t io n 2024 19 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

POWELL MAX LIMITED

# Our Competitive Strengths

## We have

strong client relationships and customer service.



## We have

deep domain expertise.



## We have

an experienced management team.



See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investor Presentation 2024 20

St r on g Cli e n t Relationships a n d Cu s tom e r Service We believe we have strong brand recognition and that our clients associate our brand with quality and client - focused and reliable customer service. In addition, we believe that we are a valued service provider among leading companies, having provided services to 168 and 166 domestic and international companies that are listed on the HK Stock Exchange for the years ended December 31, 2022 and 2023, and to 10 and 7 listing applicants who are seeking to list on the HK Stock Exchange for the years ended December 31, 2022 and 2023, respectively. I n v e s t o r Pr e s en t a t io n 2024 21 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

POWELL MAX LIMITED

# Deep Domain Expertise

Our team has deep experience in the understanding of financial printing, the financial reporting process and the related aspects of the rapidly changing regulatory requirements and expertise in the creation and distribution of key financial communications documents.







See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investor Presentation 2024 22

# Experienced Management Team

POWELL MAX LIMITED



## Mr. Tsz Kin Wong
**Chairman of the Board and Chief Executive Officer**

- Over 20 years of experience in financial printing and financial communications industry.
- Prior positions include Account Servicing Director at iPro Financial Press Limited.



## Mr. Chun Ho Lam
**Chief Financial Officer**

- Over 15 years of experience in the related fields of finance, auditing and accounting.
- A fellow member of the Hong Kong Institute of Certified Public Accountants.
- Holds Bachelor of Business Administration with major in Accounting from the Hong Kong Baptist University.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investor Presentation 2024 23

# Experienced Management Team (cont.)

POWELL MAX LIMITED



## Mr. Kam Fan Jimmy Luk

**Independent Director Appointee and Chair of Audit Committee**

- Over 25 years of experience in accounting, auditing, business consulting, corporate services and taxation.
- Prior positions include audit partner at Deloitte Touche Tohmatsu.
- A Certified Public Accountant in Hong Kong.
- An associate member of the Hong Kong Institute of Certified Public Accountants.
- Holds Bachelor of Arts degree in Economics and Social Studies from the University of Manchester, United Kingdom.



## Mr. Chun Kin Norman Hui

**Independent Director Appointee, Chair of Compensation Committee and Nominating and Corporate Governance Committee**

- Over 20 years of experience in corporate finance, mergers and acquisitions and other corporate transactions.
- Admitted as a solicitor and barrister in New South Wales, Australia, as a solicitor in Hong Kong and as a solicitor in England and Wales.
- An international accredited professional mediator since 2022.
- Served at Dentons Hong Kong LLP, an international law firm, Partner and the head of equity capital markets.
- Holds Bachelor of Commerce degree in Accounting and a Bachelor of Laws degree both from the University of New South Wales.



## Ms. Lee Chern Koay

**Independent Director Appointee**

- Over 20 years of experience in audit and accounting.
- A member and a fellow member of the Association of Chartered Certified Accountants.
- Serving as financial accountant at Land Real Pty Limited, a property development company in Australia.
- Holds graduate certificate from the Association of Chartered Certified Accountants.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investor Presentation 2024 24

06 Financial Highlights I n v e s t o r Pr e s en t a t io n 2024 25 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Fin a n c i a l H i gh li ght s Years ended December 31 (Audited) US$ 2023 HK$ US$ 2022 HK$ 6,288,884 49,121,839 4,841,738 37,772,821 Revenue 3,057,653 23,883,018 1,993,865 15,555,141 Gross profit 906,329 7,079,243 (12,639) (98,603) (Loss)/Profit for the year As of December 31 (Audited) 2023 2022 US$ HK$ US$ HK$ 2,943,256 22,989,475 2,542,055 19,831,841 Total assets (1,960,461) (15,312,968) (2,864,171) (22,344,833) Total equity I n v e s t o r Pr e s en t a t io n 2024 26 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

1,000,000 2,000,000 3,000,000 4,000,000 5,000,000 6,00,0000 7 , 00 , 000 0 2022 US$ 8,00,0000 2023 Revenue Revenue increase by 30.0% y - o - y to US$6,288,884 Years ended December 31 Revenue from corporate financial communications services accounted for 90 . 9 % and 79 . 7 % of our total revenue for the years ended December 31 , 2022 and 2023 , respectively ; while revenue from IPO financial printing services accounted for 9 . 1 % and 20 . 3 % of our total revenue for the years ended December 31 , 2022 and 2023 , respectively . For the year ended December 31 , 2023 , we recorded HK $ 49 , 121 , 839 (US $ 6 , 288 , 884 ) in total revenue compared to HK $ 37 , 772 , 821 for the year ended December 31 , 2022 , representing a 30 . 0 % increase . The increase in total revenue was primarily attributable to the increase in both the revenue from corporate financial communications services and IPO financial printing services . For the year ended December 31 , 2023 , we recorded HK $ 39 , 133 , 279 (US $ 5 , 010 , 086 ) in revenue from corporate financial communications services compared to HK $ 34 , 235 , 809 for the year ended December 31 , 2022 , representing a 14 . 3 % increase . The increase in revenue from corporate financial communications services was primarily attributable to the increase in number of transactions engaged by our customers and hence the increase of financial communications materials processed by us . For the year ended December 31 , 2023 , we recorded HK $ 9 , 988 , 560 (US $ 1 , 278 , 798 ) in revenue from IPO financial printing services compared to HK $ 3 , 447 , 012 for the year ended December 31 , 2022 , representing an increase of 1 . 9 times . The increase in revenue from financial printing services for IPO clients was primarily attributable to the completion of a IPO project successfully listed in the second half of 2023 . R obus t R evenu e G r owt h Y - o - Y + 30% I n v e s t o r Pr e s en t a t io n 2024 27 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

1,000,000 2 , 000 , 00 0 2,500,000 3 , 000 , 00 0 + 53.5% Y - o - Y 2022 2023 200,000 1,500,000 400,000 600,000 800,000 US$ 1,000,000 2022 2023 Gross Profit Gross profit increase by 53.5% y - o - y to US$3,057,653 (Loss)/Profit for the Year Net profit increase to HK$7,079,243 (US$906,329) from net loss of HK$98,603 500,000 Gross profit amounted to approximately HK$15,555,141 and HK$23,883,018 (US$3,057,653), representing a 53.5% increase, for the years ended December 31, 2022 and 2023, respectively. Gross profit margin increased from 41.2% for the year ended December 31, 2022 to 48.6% for the year ended December 31, 2023 was attributed to (i) the increase in the revenue in 2023, primarily due to the completion of an IPO project leading to the increase in revenue of our IPO financial printing services; and (ii) our effort in cost control in our production team. Net loss for the year ended December 31, 2022 amounted HK$98,603 and net profit for the year ended December 31, 2023 amounted HK$7,079,243 (US$906,329). St r on g P r ofi t G r owt h I n v e s t o r Pr e s en t a t io n 2024 28 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. N e t Loss: HK$98,603 US$ 3,500,000 Net P r ofit : HK$7,079,243 (US$906,329)

H i s to r i ca l H i gh li ght s Years ended December 31 (Audited) Selected Profit and Loss Items: 2022 2023 US$ HK$ HK$ Revenue 6,288,884 49,121,839 37,772,821 (3,231,231) (25,238,821) (22,217,680) Cost of sales 3,057,653 23,883,018 15,555,141 Gross profit 6,928 54,116 1,851,815 Other income (1,507,770) (11,777,043) (11,564,662) General and administrative expenses (579,976) (4,530,134) (5,250,421) Selling and distribution expenses 976,835 7,629,957 591,873 Profit from operations (70,506) (550,714) (690,476) Finance costs 906,329 7,079,243 (98,603) (Loss)/Profit before income tax 㸫 㸫 㸫 Income tax expense 906,329 7,079,243 (98,603) (Loss)/Profit for the year I n v e s t o r Pr e s en t a t io n 2024 29 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

H i s to r i ca l H i gh li ght s As of December 31 (Audited) Selected Balance Sheet Items: 2023 2022 US$ HK$ HK$ ASSETS 745,014 745,014 1,729,639 468,603 2,198,242 2,943,256 5,819,230 10,547,798 Non - current assets Property, plant and equipment Total non - current assets 5,819,230 10,547,798 Current assets 13,510,032 7,888,040 Trade and other receivables Cash and bank balances 3,660,213 1,396,003 Total current assets 17,170,245 9,284,043 22,989,475 19,831,841 TOTAL ASSETS LIABILITIES AND EQUITY 3,504,850 195,209 610,407 430,326 4,740,792 27,376,032 25,424,656 Current liabilities Trade and other payables Contract liabilities 1,524,761 3,307,618 Bank borrowings 4,767,829 5,474,700 Lease liabilities 3,361,230 3,335,879 Total current liabilities 37,029,852 37,542,853 I n v e s t o r Pr e s en t a t io n 2024 30 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

H i s to r i ca l H i gh li ght s As of December 31 (Audited) Selected Balance Sheet Items: 2023 2022 US$ HK$ HK$ LIABILITIES AND EQUITY (con’d) 19,204 143,721 162,925 4,903,717 49,930 (2,007,544) (2,847) (1,960,461) 2,943,256 150,000 150,000 Non - current liabilities Trade and other payables Lease liabilities 1,122,591 4,483,821 Total non - current liabilities 1,272,591 4,633,821 38,302,443 42,176,674 TOTAL LIABILITIES Equity attributable to owners of the Company 390,000 390,000 Share capital Accumulated losses (15,680,728) (22,759,971) Foreign currency translation reserve (22,240) 25,138 Total equity (15,312,968) (22,344,833) 22,989,475 19,831,841 TOTAL LIABILITIES AND EQUITY I n v e s t o r Pr e s en t a t io n 2024 31 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

07 Futu r e S t r ateg i e s I n v e s t o r Pr e s en t a t io n 2024 32 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

# Future Strategies

POWELL MAX LIMITED

We intend to pursue the following strategies to further expand our business:



Effectively Manage Highly Variable Cost Structure

Focus on Growth and Expansion into New Markets

Adopt Disciplined Approach to Capital Allocation

Pursue Selective Strategic Investments, Relationships and Acquisition Opportunities

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investor Presentation 2024 33

POWELL MAX LIMITED

**Focus on Growth and Expansion into New Markets**

We expect that the demand for financial communications services will be trending in the United States. We plan to tap into the growth of the U.S. equity markets by expanding our business into the United States, such as providing services to assist customers to prepare Exchange Act filings that are compatible with the SEC's EDGAR system, and to prepare tagged files in the SEC-mandated XBRL format. We expect to materialize this strategy in the year ending December 31, 2024.

**Pursue Selective Strategic Investments, Relationships and Acquisition Opportunities**

We aim to selectively form additional strategic alliances with other industry players, including e-delivery companies, traditional financial printers, electronic filing service providers, translations and language solution companies, media and interactive communications providers, to expand our service offerings and broadening our market reach. We also plan to selectively pursue acquisitions, investments, joint ventures, and partnerships that are complementary to our business and operations.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investor Presentation 2024 34

We expect to utilize the proceeds of this offering to reduce such debts and adopt a disciplined approach to capital allocation which will allow us to drive growth while also strengthening our balance sheet through debt reduction. We intend to continue focusing management’s efforts on managing these variable costs and implementing additional variable cost structures where feasible. Additionally, we plan to continue to identify technology and process improvements that would allow us to become more efficient. E ffective l y M a n a g e H i gh l y V a r i a b l e Co s t S t r u c t u re Adopt Disciplined Approach to Capital Allocation I n v e s t o r Pr e s en t a t io n 2024 35 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

08 Use of Proceeds I n v e s t o r Pr e s en t a t io n 2024 36 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

# Use of Proceeds

POWELL MAX LIMITED

**57%**

for supplementing our operating cash flow and general corporate use;

**13%**

for repayment of existing loans owed to our Controlling Shareholder;

**15%**

for the registration and operation of our overseas business entities, branches and offices in the U.S.; and

**15%**

for potential mergers and acquisitions in the future *(Note)*.

Note: Currently, we have not identified any target to pursue such acquisitions and we aim to selectively identify suitable targets, such as e-delivery companies, traditional financial printers, electronic filing service providers, translations and language solution companies, media and interactive communications providers, to pursue acquisitions.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investor Presentation 2024 37

# POWELL MAX LIMITED

# Thank you

POWELL MAX LIMITED

**Issuer Contact:**
Powell Max Limited
22/F, Euro Trade Centre,
13-14 Connaught Road Central,
Hong Kong
ir@janfp.com

WallachBeth

**Underwriter Contact:**
WallachBeth Capital LLC
Harborside Financial Center Plaza 5,
185 Hudson Street, Ste 1410, Jersey City,
NJ 07311, USA
cap-mkts@wallachbeth.com

REVERE SECURITIES

**Co–Manager Contact:**
Revere Securities LLC
560 Lexington Ave, 16th Floor,
New York,
NY 10022, USA
syndicate@reveresecurities.com

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.